Exhibit 4.1

EXECUTION VERSION

UNITED STATES STEEL CORPORATION,
Issuer

and

THE BANK OF NEW YORK MELLON,
Trustee

TENTH SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 11, 2021

TO INDENTURE

DATED AS OF MAY 21, 2007

Relating To

$750,000,000 6.875% Senior Notes due March 1, 2029

TENTH SUPPLEMENTAL INDENTURE

TENTH SUPPLEMENTAL INDENTURE, dated as of February 11, 2021 (the “Supplemental Indenture”), to the Indenture (defined below) between United States Steel Corporation (the “Company”), a Delaware corporation, and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 21, 2007 (the “Base Indenture”), providing for the issuance from time to time of its notes and other evidences of senior debt securities, to be issued in one or more series as therein provided;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 6.875% Senior Notes due 2029 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (together, the “Indenture”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE One

DEFINITIONS

Section 1.01.      Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02.     References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 1.03.      For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Base Indenture” has the meaning provided in the recitals.

“Change of Control” has the meaning provided in Section 4.02.

“Change of Control Repurchase Event” has the meaning provided in Section 4.02.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” has the meaning provided in Section 4.01.

“Comparable Treasury Price” has the meaning provided in Section 4.01.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated Subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“Depositary” has the meaning provided in Section 2.03.

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee,” when used as a verb, shall have a correlative meaning.

“Incur” means issue, assume, Guarantee or otherwise become liable; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person, obligations of such Person for borrowed money (including without limitation, Indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Indenture” has the meaning provided in the recitals.

“Independent Investment Banker” has the meaning provided in Section 4.01.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Investment Grade” has the meaning provided in Section 4.02.

“Issue Date” means February 11, 2021.

“Liens” has the meaning provided in Section 3.01.

“Moody’s” has the meaning provided in Section 4.02.

“Net Cash Proceeds,” with respect to any issuance or sale of Common Stock, or options, warrants or rights with respect to its Common Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Notes” has the meaning provided in the recitals.

“Primary Treasury Dealer” has the meaning provided in Section 4.01.

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Rating Agency” has the meaning provided in Section 4.02.

“Rating Category” has the meaning provided in Section 4.02.

“Rating Date” has the meaning provided in Section 4.02.

“Ratings Event” has the meaning provided in Section 4.02.

“Reference Treasury Dealer” has the meaning provided in Section 4.01.

“Reference Treasury Dealer Quotations” has the meaning provided in Section 4.01.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“S&P” has the meaning provided in Section 4.02.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both, by the Parent.

“Supplemental Indenture” has the meaning provided in the preamble.

“Treasury Yield” has the meaning provided in Section 4.01.

“Trustee” has the meaning provided in the preamble.

“Voting Stock” has the meaning provided in Section 4.02.

ARTICLE Two

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01.      Designation and Principal Amount.

The Notes are hereby authorized and are designated the 6.875% Senior Notes due 2029, unlimited in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $750,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 3.03 of the Base Indenture. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional Notes having the same terms and conditions as the Notes issued on the date hereof in all respects (except for the payment of interest accruing prior to the issue date of such additional Notes), so that such additional Notes shall be consolidated and form a single series with the Notes issued on the date hereof and shall be governed by the terms of this Indenture; provided that if any such additional Notes are not fungible with the Notes issued on the date hereof for U.S. federal income tax purposes, such additional Notes shall have a separate CUSIP number.

Section 2.02.      Maturity.

The principal amount of the Notes shall be payable on March 1, 2029.

Section 2.03.      Form and Payment.

The Notes shall be issued as global notes, in fully registered book-entry form without coupons in denominations of $1,000 and integral multiples thereof.

Principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to The Depository Trust Company (the “Depositary”).

The global notes representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered in the name of the Depositary or a nominee of the Depositary. No global note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

The Bank of New York Mellon shall act as Paying Agent for the Notes. The Company may choose to pay interest by mailing checks or making wire or other electronic funds transfers. All money paid by the Company to any Paying Agent that remains unclaimed at the end of two years after the amount is due to Holders shall be repaid to the Company. After such two-year period, Holders may look only to the Company for payment and not to the Trustee, any other Paying Agent or anyone else. The Company may also arrange for additional payment offices, and may cancel or change these offices, including any use of the Trustee’s corporate trust office. The Company may appoint or change any Paying Agent without prior notice to any Holder.

Section 2.04.      Interest.

Interest on the Notes shall accrue at the rate of 6.875% per annum. Interest on the Notes shall accrue from February 11, 2021 or the most recent interest payment date on which interest was paid. Interest on the Notes shall be payable in cash semiannually in arrears on March 1 and September 1 of each year, commencing on September 1, 2021 (each an “Interest Payment Date”), to the Holders in whose names the Notes are registered at the close of business on the February 15 and August 15 immediately preceding such Interest Payment Date. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

ARTICLE Three

ADDITIONAL COVENANTS

Section 3.01.      Limitation on Liens.

The Company shall not Incur, and shall not permit any of its Subsidiaries to Incur, any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any Subsidiary ranking equally in right of payment with the Notes) are equally and ratably secured with or, at the option of the Company, prior to, such Indebtedness.

Any Lien created for the benefit of Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien.

The foregoing restriction does not apply, with respect to any Person, to any of the following:

(i)	leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(ii)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to the Depositary;

(iii)	Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(iv)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(v)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(vi)	Liens existing on the Issue Date;

(vii)	Liens on property or shares of capital stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto);

(viii)	Liens securing industrial revenue or pollution control bonds issued for the benefit of the Company or any of its Subsidiaries;

(ix)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto);

(x)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly-owned Subsidiary of such Person;

(xi)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (v), (vi), (vii), (viii) or (ix); provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness under clauses (v), (vi), (vii), (viii) or (ix) at the time the original Lien became a Lien permitted under the Indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing, refunding, extension, renewal or replacement; and

(xii)	Liens on assets subject to a sale and leaseback transaction securing Attributable Debt permitted to be Incurred pursuant to Section 3.02.

Notwithstanding the foregoing restrictions, the Company and its Subsidiaries shall be permitted to Incur Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, if any, provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (i) through (xii) above), together with all Attributable Debt outstanding pursuant to the second paragraph of Section 3.02, does not exceed 17.5% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or Incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the Notes, create or Incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 3.02.      Limitation on Sale and Leaseback Transactions.

The Company shall not directly or indirectly, and shall not permit any of its Subsidiaries that own Principal Property directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(i)	such transaction was entered into prior to the date of issuance of the Notes (other than any additional Notes);

(ii)	such transaction was for the sale and leasing back to the Company or one of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(iii)	such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(iv)	the Company would be entitled to Incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the last paragraph of Section 3.01; or

(v)	the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term Indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver Notes of both series to the Trustee for cancellation, such Notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the last paragraph of Section 3.01, does not exceed 17.5% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

ARTICLE Four

REDEMPTION OF THE NOTES; REPURCHASE AT THE OPTION OF HOLDERS

Section 4.01.      Optional Redemption.

On and after March 1, 2024, the Company may redeem the Notes at its option, at any time in whole or from time to time in part, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount) listed below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below.

On or after:	Price:
2024	103.438%
2025	101.719%
2026 and thereafter	100.000%

At any time prior to March 1, 2024, the Company may also redeem the Notes, at its option, at any time in whole, upon not less than 15 nor more than 60 days’ notice, or from time to time, in part, at a price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; or

(ii)	the sum of the present values of the redemption price of the Notes to be redeemed if they were redeemed on March 1, 2024 (as described in the first paragraph of this Section 4.01) and all required interest payments due on such Notes through March 1, 2024, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Prior to March 1, 2024, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 106.875% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption; provided that

(i)	at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) remains outstanding after each such redemption; and

(ii)	such redemption occurs within 90 days after the closing of such Equity Offering.

The Notes called for redemption become due on the date fixed for redemption. Notices of redemption shall be mailed by first-class mail to each Holder of Notes to be redeemed at its registered address or otherwise delivered to each such Holder of Notes in accordance with the applicable procedures of DTC, in each case at least 15 but not more than 60 days before the redemption date. The notice of redemption for the Notes shall state the amount to be redeemed. On and after the redemption date, interest shall cease to accrue on any Notes that are redeemed. If less than all of the Notes are redeemed at any time, the Trustee shall select Notes on a pro rata basis or by any other method the Trustee deems fair and appropriate (or in accordance with the Depositary in the case of any global notes).

Any redemption may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, the Company may delay the redemption date until such time as any or all such conditions have been satisfied, and any related redemption notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the period from the redemption date to March 1, 2024 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations obtained by the Company for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the Company is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Company.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company from time to time.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its affiliates or successors, and any other primary U.S. government securities dealer in New York City (each, a “Primary Treasury Dealer”) selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, an average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue for the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed by the Company as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Section 4.02.      Purchase of Notes Upon a Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to the Indenture, the Company shall be required to make an offer to each Holder of the Notes to repurchase all or any part (in excess of $1,000 and in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company shall, to the extent lawful:

(i)	accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(ii)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all of the Notes or portions of the Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered, the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of this Section 4.02, the following definitions are applicable:

“Change of Control” shall occur if: (1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); (2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; (3) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any direct or indirect parent entity of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (4) the adoption by the stockholders of the Company or any direct or indirect parent entity of the Company of a plan or proposal for the liquidation or dissolution of the Company or any such parent entity.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and any successor to its rating agency business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by another Rating Agency.

In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, shall constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (1) the occurrence of a Change of Control or (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) if the Notes are rated below Investment Grade by at least one Rating Agency, the ratings of the Notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the Notes are then rated below Investment Grade by both Rating Agencies.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“S&P” means Standard & Poor’s Ratings Group Inc., a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE Five

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 5.01.      Merger, Consolidation or Sale of Assets.

The Company shall not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other Person, or, directly or indirectly, sell or convey substantially all of its assets to another Person or group of affiliated Persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another Person if:

(i)	the Company is the continuing Person or the successor Person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes all obligations of the Company under the Indenture, including payment of the principal and interest on the Notes, and the performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company; and

(ii)	there is no default under the Indenture.

For purposes of this Section 5.01 only, “substantially all of its assets” means, at any date, a portion of the non-current assets reflected in the Company’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66% of the total reported value of such assets.

Upon such a succession, the Company will be relieved from any further obligations under the Indenture.

ARTICLE Six

EVENTS OF DEFAULT

Section 6.01.      Additional Event of Default.

In addition to the Events of Default set forth in Section 5.01 of the Base Indenture, the Notes shall also be subject to the following Event of Default:

(i)	a failure by the Company to repurchase Notes of such series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 4.02.

ARTICLE Seven

MISCELLANEOUS

Section 7.01.      Form of Notes.

The Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this Supplemental Indenture.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 7.02.      Ratification of Base Indenture.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed.

Section 7.03.      Application of Supplemental Indenture.

This Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 7.04.      Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 7.05.      Conflict with Base Indenture.

To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 7.06.      Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.07.      Successors.

All agreements of the Company in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

Section 7.08.      Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page by facsimile or other electronic transmission shall be as effective as delivery of a manually or electronically signed counterpart of this Supplemental Indenture.

Section 7.09.      Trustee Disclaimer.

The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not the Trustee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

UNITED STATES STEEL CORPORATION

By:	/s/ Arne S. Jahn

Name:	Arne S. Jahn
Title:	Vice President, Treasurer & Chief Risk Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

[Signature Page to Tenth Supplemental Indenture]

Exhibit A

Form of Global Note Representing the Notes

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE TO THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE III OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED PURSUANT TO SECTION 3.05 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY OR ANY SUCCESSOR THERETO.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE TO THE INDENTURE GOVERNING THIS NOTE), TO THE COMPANY OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

1

UNITED STATES STEEL CORPORATION

No. [●]                                                                                                                                                                                   Principal Amount $[●]

                                                                     CUSIP NO. 912909 AU2

                                                                     ISIN NO. US912909AU28

6.875% Senior Notes due 2029

UNITED STATES STEEL CORPORATION, a Delaware corporation, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [●] DOLLARS ($[●]) or such different amount as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto on March 1, 2029.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

2

IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed.

UNITED STATES STEEL CORPORATION

By:
Name:
Title:

ATTEST:

Assistant Secretary

Dated:

3

TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated:

4

(Reverse of Note)

6.875% Senior Notes due 2029

1.                  Interest.

United States Steel Corporation, a Delaware corporation (the “Company” and the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum set forth above. Interest on the Notes shall accrue from February 11, 2021 or the most recent interest payment date on which interest is paid.

The Issuer shall pay accrued interest semiannually in arrears on each March 1 and September 1 of each year, commencing on September 1, 2021 or, if any such day is not a Business Day (as defined in the Indenture referred to below), on the next Business Day.

2.                  Method of Payment.

The Issuer shall pay the principal of (and premium, if any) and interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled, repurchased or redeemed after such Record Date, and on or before such Interest Payment Date. Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Issuer may pay principal and interest by check payable in such U.S. Legal Tender. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3.                  Paying Agent and Registrar.

Initially, The Bank of New York Mellon will act as Paying Agent and Security Registrar. The Company shall notify each Holder of changes in the identity of the Security Registrar. The Company or any of its domestically incorporated wholly-owned Subsidiaries may act as the Paying Agent.

4.                  Indenture.

The Issuer issued the Notes under an Indenture, dated as of May 21, 2007 (the “Base Indenture”), between the Issuer and The Bank of New York Mellon (as successor to The Bank of New York), a New York banking corporation (the “Trustee”), as supplemented by an Tenth Supplemental Indenture, dated as of February 11, 2021, between the Issuer and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. C. §§ 77aaa-77bbbb), as in effect on the date of the Indenture (the “TIA”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of terms.

5

The Notes are senior and unsecured obligations of the Issuer. The Notes include the initial Notes and any additional Notes actually issued. The initial Notes and any additional Notes actually issued are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the incurrence of Liens and certain sale and leaseback transactions with respect to Principal Property and limits the Company’s ability to consolidate, merge or transfer, all or substantially all of the Company’s assets. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture. Any conflict between this Note and the Indenture will be governed by the Indenture.

5.                  Optional Redemption.

On and after March 1, 2024, the Company may redeem the Notes, at its option, at any time in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount) listed below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 1, 2024 of the years indicated below.

Year	Percentage
2024	103.438%
2025	101.719%
2026 and thereafter	100.000%

At any time prior to March 1, 2024, the Company may also redeem the Notes, at its option, at any time in whole, or from time to time in part, at a price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; or

(ii)	the sum of the present values of the redemption price of the Notes to be redeemed if they were redeemed on March 1, 2024 (as described in the first paragraph of this Paragraph 5) and all required interest payments due on such Notes through March 1, 2024, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points,plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Prior to March 1, 2024, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 106.875% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption; provided that

(i)	at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) remains outstanding after each such redemption; and

6

(ii)	such redemption occurs within 90 days after the closing of such Equity Offering.

Any redemption may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, the Company may delay the redemption date until such time as any or all such conditions have been satisfied, and any related redemption notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

6.                  Notice of Redemption.

The Notes called for redemption become due on the date fixed for redemption. Notices of redemption shall be mailed by first-class mail to each Holder of Notes to be redeemed at its registered address or otherwise delivered to each such Holder of Notes in accordance with the applicable procedures of DTC, in each case at least 15 but not more than 60 days before the redemption date. The notice of redemption for the Notes shall state the amount to be redeemed. On and after the redemption date, interest shall cease to accrue on any Notes that are redeemed. If less than all of the Notes are redeemed at any time, the Trustee shall select Notes on a pro rata basis or by any other method the Trustee deems fair and appropriate or in accordance with the procedures of the Depositary.

7.                  Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to the Indenture, the Company shall be required to make an offer to each Holder to repurchase all or any part (in excess of $1,000 and in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

7

On the repurchase date following a Change of Control Repurchase Event, the Company shall, to the extent lawful:

(i)               accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(ii)              deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all of the Notes or portions of the Notes properly tendered; and

(iii)            deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered, the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

8.                  Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $1,000 and integral multiples thereof. A Holder may register, transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Security Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 business days before a selection of Notes to be redeemed and ending on the date of such selection.

9.                  Persons Deemed Owners.

The registered holder of this Note shall be treated as the owner of it for all purposes.

10.              Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years after the date of payment of principal and interest, the Trustee or Paying Agent shall pay the money back to the Issuer without interest thereon upon written request by the Issuer. After any such payment, Holders entitled to the money shall look only to the Issuer and not the Trustee for payment.

8

11.              Defeasance.

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

12.              Amendment, Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount at maturity of the outstanding Notes and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount at maturity of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to secure the Notes, or to add additional covenants of the Issuer or surrender rights and powers conferred on the Issuer, or to make any change that does not materially and adversely affect the rights of any Holder.

13.              Defaults and Remedies.

Under the Indenture, Events of Default include (i) a failure by the Company to repurchase Notes of such series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Paragraph 7 hereto and Section 4.02 of the Supplemental Indenture, (ii) a default in any payment of interest on any Note when due, continued for 30 days, (iii) a default in the payment of principal of (or premium, if any) on any Note when due at its Maturity, (iv) a default in the deposit of any sinking fund payment, when and as due by the terms of the Note and continuance of such default for a period of 30 days, (v) a default by the Company in the performance, or breach, of any covenant or warranty contained in the Indenture for 90 days after notice, and (vi) certain events of bankruptcy, insolvency or reorganization of the Company. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is not opposed to their interest.

14.              Trustee Dealings with the Issuer.

Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee.

9

15.              No Recourse Against Others.

No director, officer, employee, member, incorporator or stockholder of the Issuer shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes.

16.              Authentication.

This Note shall not be valid until an authorized signature of the Trustee (or an authenticating agent (acting on its behalf)) manually signs the certificate of authentication on the other side of this Note.

17.              Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.              CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.              Counterparts.

This Note may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page by facsimile or other electronic transmission shall be as effective as delivery of a manually or electronically signed counterpart of this Note.

20.              Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint                                                                                                                                                  agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.02 of the Supplemental Indenture, check the box ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.02 of the Supplemental Indenture, state the amount you elect to have purchased (must be integral multiple of $1,000):

$

Dated:	Your Signature:
Sign exactly as your name appears on the face of this Note.

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

schedule of exchanges of interests in the global note

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian